EXHIBIT 10.7

Donald Allan President and Chief Executive Officer Stanley Black & Decker 1000 Stanley Drive, New Britain, CT 06053

Date:     April 6, 2023
To:    NAME
From:    Don Allan
Re:    2023 Management Incentive Compensation Plan

Dear NAME,

It is my pleasure to congratulate you for being selected to participate in the 2023 Management Incentive Compensation Plan (the “MICP”) under the Stanley Black & Decker 2022 Omnibus Award Plan (the “2022 Omnibus Plan”). This Program is intended to provide cash awards to MICP participants, provided specific goals are achieved during the 2023 fiscal year (the “Measurement Period”).

Bonus Opportunity

As a participant, you will have an opportunity to earn a cash award based on your current level provided the established performance goals are met.
•In addition to the annual performance goals, there is a new Transformation Kicker that could increase your bonus by up to 20% based on the achievement of sustainable costs savings.
•Your bonus payout may be adjusted upward or downward based on your 2023 individual, business or regional performance determined completely at the Company’s discretion.
Your bonus opportunity is a percentage of your Qualifying Salary as of January 1, 2023 or as of your eligibility date, as follows:

Level	Plan[1]	Proration[1]	Threshold	Target	Max

1 Plan and Proration as of the communication date subject to a change in employment status. Proration is the percentage of the performance period applicable to that plan and/or, if newly promoted or a new hire, the percentage applicable to the payout.

Financial Measurements

The specific performance goals applicable to your bonus plan, and the weighting of those goals, are being provided to you with this letter. Performance goals for corporate participants are based on metrics that apply to the Company as a whole; division participants will have performance metrics based on divisional as well as company-wide metrics. These metrics will be weighted as follows:

Position	Weighting
	Corporate	Divisional
Corporate Participant	100%	0%
Division Participant	35%	65%

Awards under the 2022 Omnibus Plan will be determined by the Board of Directors’ Compensation & Talent Development Committee (the “Committee”) based upon the actual 2023 results achieved in relation to the Performance Goals, subject to Committee discretion as described in the attached Terms and Conditions (the “Terms and Conditions”). Participants will be eligible for an award provided they are continuously employed by Stanley Black & Decker through the award payment date, as more fully set forth in the enclosed Terms and Conditions applicable to Management Incentive Compensation Plan Awards.

Although this summary includes the key aspects of the MICP, it is not intended to represent a full accounting of the rules and regulations applicable to the Program and is subject to the terms described in the Terms and Conditions applicable to Management Incentive Compensation Plan Awards and The Stanley Black & Decker 2022 Omnibus Plan (available on request), which together with this document govern the Program.

If you have any questions, please contact Elizabeth Ryen or Eileen Sawyer. Thank you for your continued support and congratulations on being selected to participate in this important Program.

Best Regards,

/s/ Don Allan

Don Allan
President & Chief Executive Officer

Terms and Conditions Applicable to the
2023 Management Incentive Compensation Plan Awards under the
Stanley Black & Decker 2022 Omnibus Award Plan

This document sets forth the Terms and Conditions applicable to the 2023 Management Incentive Compensation Plan awards (“MICP Awards”) issued to eligible employees under The Stanley Black & Decker 2022 Omnibus Award Plan (the “2022 Plan”). A copy of the 2022 Plan is available upon request. In the event of any conflict between the terms of the 2022 Plan and the Award Documents, the terms of the 2022 Plan shall govern.
Capitalized terms used in these Terms and Conditions shall have the meanings ascribed to them herein, except as expressly stated otherwise.
Each MICP Award represents the right of the Participant to receive a cash bonus to be issued based on the Company’s level of achievement of the applicable Performance Goals for the Measurement Period as set forth in the Award Documents, provided the Service-Based Condition has been satisfied.
1.    Determination of Earned MICP Awards. As soon as reasonably practicable following the release of the Company’s financial results in respect of the Measurement Period (which generally occurs by early February of each year), the Committee will determine the level(s) at which the applicable Performance Factors for the Performance Goals have been achieved and the percentage of the Participant’s MICP Award which has been earned, which amount shall be payable to the Participant subject to satisfaction of the Service-Based Condition.
If, upon conclusion of the Measurement Period, achievement of a Performance Goal exceeds a specified level established for such Performance Goal but is below the next specified level established for such Performance Goal (e.g., above “threshold” level but below “target” level, or above “target” level but below “maximum” level”), the percentage of the Participant’s MICP Award to be earned in respect of such Performance Goal shall be linearly interpolated on a straight-line basis. Where performance achieved is below “threshold” level for any metric, bonus amount(s) payable with respect to that metric may be prorated, if applicable, on a linear basis to zero, in the sole discretion of the Committee. Any discretionary bonus, as determined in the sole discretion of the Committee, in the event performance is below a threshold goal is not earned under the plan and such a discretionary payment would be limited to active employees at the time of payout.
There is also a Transformation Kicker (“Transformation Kicker”) that may be applied to the MICP Award. The Transformation Kicker can increase the MICP Award by a specified percentage if certain goals are met, as determined by the Committee.
MICP Awards may be adjusted up or down, at the sole discretion of the Committee, based upon any factors determined by the Committee to be appropriate, including without limitation (i) the impact of pandemics, war, or severe weather on the Company’s results of operations, (ii) any other unforeseen, unusual or extraordinary gains, losses, expenses, revenues, charges or credits not contemplated at the time of the determination of the 2023 budget, and/or (iii) individual, business or regional performance.
2.    Vesting and Payment. Subject to the Service-Based Condition, earned MICP Awards (if any) will be paid on the Settlement Date. Notwithstanding the foregoing, if a Participant’s employment with the Company terminates (i) due to his or her Retirement, death or Disability or (ii) if determined by the Committee in its discretion, by the Company without Cause (as defined in the 2022 Plan), in each case, prior to the Settlement Date, the Participant will remain eligible to receive payment of his or her MICP Award, based on the extent to which the applicable Performance Goals have been achieved, and pro-rated based on the number of completed months in the Measurement Period that the participant was employed by the Company. The Participant’s pro-rated MICP Award (if any) will typically be settled at the same time as awards for active Participants are settled. A Participant whose employment with the Company terminates prior to the Settlement Date for any other reason will forfeit all rights in respect of his or her MICP Award and will not be entitled to receive any payment under the MICP.
In the event that MICP Awards become payable in connection with a termination of the Participant’s employment with the Company, the Company may require the Participant to execute an effective release of claims in a form provided by the Company.
3.    Transferability. Transferability shall be as set forth in the 2022 Plan.
4.    Adjustments. Notwithstanding any other provision hereof, the Committee shall have authority to make adjustments in the terms and conditions of, and the criteria included in, MICP Awards granted hereunder, as set forth in the 2022 Plan.
5.     Miscellaneous. The Committee shall have full authority to administer the MICP Awards and to interpret the terms of the Award Documents, which authority includes the authority to waive certain conditions in appropriate circumstances. All decisions or interpretations of the Committee with respect to any question arising in respect of the MICP Awards shall be binding, conclusive and final. The waiver by Stanley Black & Decker of any provision of an Award Document shall not operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision of this document or any Award Document. The validity and construction of the terms of the Award Documents shall be governed by the laws of the State of Connecticut. The terms and conditions set forth in the Award Documents are subject in all respects to the terms and conditions of the 2022 Plan, which shall be controlling. The Participant agrees to execute such other agreements, documents or assignments as may be necessary or desirable to effect the purposes hereof.
6.    Unfunded Arrangement. The MICP Award represents an unfunded unsecured promise of Stanley Black & Decker and the rights of the Participant in respect of the MICP Award is no greater than the rights of an unsecured creditor of the Company.
7.    Change in Control. Notwithstanding any provision in the 2022 Plan to the contrary, upon a Change in Control (as defined in the 2022 Plan), unless an outstanding MICP Award is assumed, replaced or converted by the successor or the resulting entity (or any parent thereof) into a “Replacement Award” as defined in Section 9 of the 2022 Plan, each outstanding MICP Award shall be cancelled and, in respect of his or her cancelled Performance Cash Award, a Participant shall receive a pro rata portion of the MICP Award, calculated by determining the achievement of the applicable Performance Goal or Performance Goals based on actual performance though the date of such Change in Control, and then multiplying this amount by a fraction, the numerator of which is the number of full days completed in the Measurement Period prior to the Change in Control and the denominator of which is the total number of days in the Measurement Period (the “Pro Rata Change in Control Amount”). The determination as to whether a MICP Award is assumed, replaced or converted in connection with the Change in Control shall be made by the Committee, in good faith, taking into account such factors as it deems appropriate, including the feasibility of continuing the applicable Performance Goals or Performance Goals based on the resulting entity in the applicable Change in Control. If (i) the MICP Award becomes a “Replaced” Award under Section 9 of the 2022 Plan and the Participant receives a Replacement Award in respect thereof, and (ii) the Participant incurs a termination by the Company without Cause or if the Participant terminates his or her employment for Good Reason (each as defined in the 2022 Plan), in each case, prior to the end of the Measurement Period, then, unless otherwise provided for in a Participant’s employment or severance agreement or in a severance plan in which the Participant then participates, such Participant will be entitled to receive a pro rata portion of the Replacement Award, assuming the achievement of the underlying performance goals at “target” level and based on the number of days completed in the Measurement Period prior to the date of his or her termination of employment. The pro rata portion of the Change in Control Amount shall be paid in cash as soon as practicable following the Change in Control, and the pro rata portion of the Replacement Award will be paid within 30 days following such participant’s termination of employment. After a Change in Control, the Committee may not exercise the discretion referred to in these Terms and Conditions to decrease the amount payable in respect of any MICP Award which is outstanding immediately prior to the occurrence of the Change in Control.
8.    Detrimental Activity and Recapture Provisions. The Committee or the Board may provide for the cancellation or forfeiture of a MICP Award or the forfeiture and repayment to the Company of any gain related to a MICP Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee or the Board from time to time (including under any applicable clawback policy adopted by the Company), including, without limitation, in the event that a Participant, during employment or other service with the Company or an Affiliate, engages in activity detrimental to the business of the Company. In addition, notwithstanding anything in the 2022 Plan or the Award Documents to the contrary, the Committee or the Board may also provide for the cancellation or forfeiture of a MICP Award or the forfeiture and repayment to the Company of any gain related to an Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or the Board under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which common stock of the Company may be traded or under any clawback policy adopted by the Company.
9.    Capitalized Terms. The following capitalized terms shall have the meaning set forth below.
Award Documents. The documents provided to a Participant that advise the Participant that he or she has been selected to Participate in the MICP and set forth the Performance Period, Performance factors, Performance Goals, amounts payable at the Threshold, Target and Maximum Levels, and the terms and conditions applicable to the MICP Award, which shall consist of an Award Letter, signed by the Chief Executive Officer or the Senior Vice President, Human Resources, and the documents referenced therein.
Disability. Disability has the meaning provided in Section 22(e)(3) of the Internal Revenue Code of 1986, or any successor provision.
Measurement Period. Fiscal year 2023.
Performance Goals. Goals established by the Compensation and Talent Development Committee of the Board of Directors or, pursuant to an appropriate delegation of authority, the Chief Executive Officer, for performance of the Company as a whole and/or specific businesses or functions during the Measurement Period. If they are not specified in the Award Letter, the Performance Goals applicable to the Participant for a particular Measurement Period will be promptly communicated to the Participant by a member of the Company’s Human Resources Department.
Performance Factors. Threshold, Target and Maximum performance to be achieved with respect to specified factors over the Measurement Period as set forth in the Award Documents.
Transformation Kicker. An adjustment to the MICP Award that can increase but not decrease the Award tied to specified goals.
Performance Period. The period beginning on the first day of the Measurement Period and ending on the Settlement Date.
Settlement Date. The date payments are made to Participants based on Performance Goals achieved for the Measurement Period. For U.S. employees, the payments will generally be made by March 15th of the year immediately following the Measurement Period.
Service-Based Condition. Participants must be continuously employed by the Company until the Settlement Date in order to receive a payment in respect of his or her MICP Award.

Terms and Conditions. The terms and conditions applicable to 2023 Management Incentive Compensation Plan Awards under the Stanley Black & Decker 2022 Omnibus Award Plan, as well as this award letter.